UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                MVC Capital, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class and Securities)


                                    553829102
              ----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 553829102                SCHEDULE 13G                     Page 2 of 5
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          MFP Investors LLC
          51 John F. Kennedy Parkway, 2nd Floor
          Short Hills, NJ 07078

          Michael F. Price
          51 John F. Kennedy Parkway, 2nd Floor
          Short Hills, NJ 07078

          Michael F. Price is the controlling person of MFP Investors LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF                              999,700
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON                                  999,700
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      999,700
------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                      [ ]

------------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      5.235%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
                                        OO
------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:
                  MVC Capital, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  Riverview at Purchase
                  287 Bowman Avenue, 3rd Floor
                  Purchase, NY 10577

Item 2(a).        Name of Persons Filing:
                  MFP Investors LLC


Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  MFP Investors LLC
                  51 JFK Parkway, 2nd Floor
                   Short Hills, NJ 07078

Item 2(c).        Citizenship:
                  Delaware

Item 2(d).        Title of Class of Securities:
                  Common Stock


Item 2(e).        CUSIP Number:
                  553829102

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)       [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

(b)       [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)       [ ] Insurance company as defined in section 3(a)(19) of the Act (15
              U.S.C. 78c).

(d)       [ ] Investment company registered under section 8 of the Investment
              Company Act of 1940 (15 U.S.C. 80a-8).

(e)       [ ] An investment adviser in accordance with Section
              240.13d-1(b)(1)(ii)(E);

(f)       [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

(g)       [ ] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

(h)       [ ] A savings associations as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);

(i)       [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)       [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);


Item 4.           Ownership.

                  As the investment adviser to several clients (none of which owns more than 5% of the common stock of the issuer), MFP Investors LLC is deemed to own 999,700 shares (5.235%) of the common stock of the issuer.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
                   N/A

Item 8.           Identification and Classification of Members of the Group.
                  N/A

Item 9.           Notice of Dissolution of Group
                  N/A

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  2/13/07
                                                  --------------------------
                                                            Date


                                                  MFP Investors LLC

                                                  /s/ Michael F. Price
                                                  --------------------------
                                                          Signature
                                                  Name:  Michael F. Price
                                                  Title: Managing Member



                                                  MICHAEL F. PRICE

                                                  /s/ Michael F. Price
                                                  -------------------------
                                                          Signature
                                                  Name: Michael F. Price